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                                                                  Exhibit 21.1

Subsidiaries of the Company

T-Kat Corp., incorporated under the laws of the State of New Jersey*

Katmandu Corp., incorporated under the laws of the Commonwealth of Pennsylvania*

T-Kat Urban Renewal Corporation, incorporated under the laws of the State of New Jersey*

* will become a subsidiary of the Company upon the consummation of the Reorganization.

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